Exhibit 99.1

KROGER REPORTS STRONG FINANCIAL RESULTS

FOR FOURTH QUARTER OF FISCAL 2005

Identical Supermarket Sales Rose 6.2% with Fuel and 4.7% without Fuel

CINCINNATI, OH, March 7, 2006 — The Kroger Co. (NYSE: KR) today reported total sales increased 7.5% to $14.7 billion for the fourth quarter ended January 28, 2006. Identical supermarket sales increased 6.2% with fuel and 4.7% without fuel. This represents Kroger’s tenth consecutive quarter of positive identical supermarket sales, excluding fuel.

“The continued focus of Kroger’s associates on delivering improved service, product selection, and value to our customers has generated another quarter of impressive identical sales growth. These results reflect the Company’s highest identical supermarket sales growth since the merger with Fred Meyer in 1999,” said David B. Dillon, Kroger chairman and chief executive officer. “Sustainable identical sales growth is a key driver of Kroger’s financial objective to increase earnings and generate value for our shareholders.”

Net earnings totaled $282.1 million, or $0.39 per diluted share, for the fourth quarter. In the year-ago period, Kroger reported a net loss of $652.1 million, or $0.89 per diluted share. The year-ago results included a goodwill impairment charge of $903.8 million, pre-tax, that affected net earnings by $860.8 million, or $1.17 per diluted share.

Other highlights of the fourth quarter included:

•	FIFO gross margin declined 22 basis points to 24.85% of sales. Excluding the effect of retail fuel operations, FIFO gross margin rose 32 basis points. Kroger continued to invest in lower prices for customers. These targeted investments were funded by improvements in shrink and warehousing expenses.

•	Operating, general and administrative (OG&A) costs as a percentage of sales declined 38 basis points to 17.98%. Excluding the effect of retail fuel operations, OG&A declined 6 basis points. Total company sales leverage and improvement at Ralphs offset increases in credit card fees, pension expense, and energy-related costs.

•	Capital investment totaled $306.1 million, compared to $337.4 million a year ago.

•	Kroger repurchased 2.6 million shares of stock at an average price of $18.93 for a total investment of $49.4 million. At the end of the fourth quarter, there was $114.3 million remaining under the $500 million stock buyback announced in September 2004. Since January 2000, Kroger has invested $3.0 billion to repurchase 155.7 million shares at an average price of $19.13 per share. Kroger continues to buy back stock.

•	Total debt was $7.2 billion, a reduction of $738.0 million from a year ago. Net total debt was $6.9 billion, a reduction of $800.7 million from a year ago and a reduction of $1.9 billion since January 2000 (Table 5).

Fiscal Year 2005 Results

For the full 2005 fiscal year, sales increased 7.3% to $60.6 billion. Identical supermarket sales increased 5.3% with fuel and 3.5% without fuel.

Net earnings for fiscal 2005 were $958.0 million, or $1.31 per diluted share. For fiscal 2004, Kroger reported a net loss of $104.2 million, or $0.14 per diluted share.

“Thanks to the hard work and dedication of our associates, Kroger delivered a strong performance in 2005 that exceeded our original expectations, including both sales and earnings,” said Mr. Dillon.

Guidance

Over the past several years, Kroger has been transitioning its business model to meet the changing needs and expectations of our customers. This strategic plan requires a balance among several elements – including sales, earnings, and capital investment – and is driven by strong, sustainable identical sales growth. Kroger plans to grow identical sales through merchandising and operating initiatives that improve the shopping experience and build customer loyalty. These initiatives will be funded by operating cost reductions and productivity improvements. As a result of this strategy, Kroger expects to deliver earnings per share growth in 2006 and 2007 of 6 - 8% per year. In addition, shareholder value will be enhanced by the yield associated with the cash dividend announced earlier today.

The estimated range for earnings per share growth in fiscal 2006 includes the effect of beginning to recognize stock option expense, which is largely offset by the benefit of a 53rd week in fiscal 2006. Kroger’s earnings per share growth will be driven by strong identical sales, slightly improving operating margins, and share repurchases.

For fiscal 2006, Kroger also expects:

•	To achieve identical supermarket sales growth in excess of 3.5%, excluding fuel sales.

•	To recognize stock option expense of approximately $0.05 - $0.06 per diluted share. Stock option expense will affect each quarter of the fiscal year.

•	To invest $1.7 - $1.9 billion in capital projects, excluding acquisitions. While the Company continues to focus on remodels, square footage is expected to grow by 1.5 - 2.0% (before acquisitions and operational closings) with an emphasis on large, fast-growing markets.

“We believe that Kroger’s 2006 strategic plan is a balanced approach that will allow Kroger to meet the wide-ranging needs and expectations of customers. This, in turn, will position the Company to deliver value to our shareholders in the form of a strong business model that produces solid, sustainable growth in both earnings and the dividend announced earlier today,” Mr. Dillon said.

Initiation of Cash Dividend

Kroger today announced that its Board of Directors has adopted a dividend policy and declared the payment of a quarterly dividend of $0.065 per share. The Company reiterated its commitment to Kroger’s long-term financial strategy of using one-third of free cash flow for debt reduction and two-thirds for share repurchase and the payment of a cash dividend.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of fiscal 2005, the Company operated (either directly or through its subsidiaries) 2,507 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 791 convenience stores, 428 fine jewelry stores, 579 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at http://www.kroger.com/.

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This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “plans,” “will,” “expects,” and “commitment.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve the expected increases in sales, earnings and dividends could be adversely affected by the competitive environment in which we operate. In addition any labor dispute, delays in opening new stores, or changes in the economic climate could cause us to fall short of our sales and earnings targets. In addition, increases in sales of our corporate brand products and the “sister store” impact of our new store openings, could adversely affect identical store sales. Our ability to increase same store sales could be adversely affected by increased competition and sales shifts to other stores that we operate, as well as the success of our merchandising and operating initiatives geared, among other things, at reducing costs and improving productivity. The payment of future dividends is dependent upon the Company’s financial condition permitting the payment under Ohio law; its operations continuing to generate sufficient free cash flow to warrant the payment of a dividend and market conditions and applicable laws and regulations making payment of a dividend appropriate. Any future dividend payments will depend upon the judgment of the Board, based upon the best interests of the Company, its shareholders and other constituents, and will be made only at the Board’s discretion. Our capital expenditures could vary if we are unsuccessful in acquiring suitable sites for new stores, if development costs exceed those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget. We anticipate expensing stock options during the fiscal year, as generally accepted accounting principles as currently in effect would require us to do so. Our estimated expense of $0.05-$0.06 per diluted share, from the adoption of stock option expensing, could vary if the assumptions that we used to calculate the expense prove to be inaccurate. The Company’s long-term strategy of using one-third of free cash flow for debt reduction and two-thirds for share repurchase and the payment of a dividend will depend on our ability to generate sales and to reduce costs and manage our gross margin, as well as our ability to manage our working capital. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on March 7, 2006 at http://www.thekrogerco.com/finance/financialinfo_investorconferencecalls.htm and www.streetevents.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through March 17, 2006.

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Media	Contact: Lynn Marmer (513) 762-4441
Investor	Contact: Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR TO DATE
	2005		2004		2005		2004
SALES	$14,719.5	100.00%	$13,695.3	100.00%	$60,552.9	100.00%	$56,434.4	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	11,062.0	75.15	10,279.6	75.06	45,564.7	75.25	42,162.9	74.71
OPERATING, GENERAL AND ADMINISTRATIVE (a)	2,645.9	17.98	2,514.2	18.36	11,025.6	18.21	10,589.1	18.76
RENT	147.5	1.00	155.5	1.14	661.4	1.09	680.2	1.21
DEPRECIATION	295.6	2.01	306.2	2.24	1,265.3	2.09	1,255.6	2.22
GOODWILL IMPAIRMENT CHARGE (c)	—	0.00	903.8	6.60	—	0.00	903.8	1.60

OPERATING PROFIT (LOSS)	568.5	3.86	(464.0)	-3.39	2,035.9	3.36	842.8	1.49
INTEREST (d)	116.4	0.79	115.5	0.84	510.4	0.84	557.0	0.99

EARNINGS (LOSS) BEFORE TAX EXPENSE	452.1	3.07	(579.5)	-4.23	1,525.5	2.52	285.8	0.51
TAX EXPENSE	170.0	1.15	72.6	0.53	567.5	0.94	390.0	0.69

NET EARNINGS (LOSS)	$282.1	1.92%	$(652.1)	-4.76%	$958.0	1.58%	$(104.2)	-0.18%

NET EARNINGS (LOSS) PER BASIC COMMON SHARE	$0.39		$(0.89)		$1.32		$(0.14)

SHARES USED IN BASIC CALCULATION	723.9		730.2		724.5		736.4
NET EARNINGS (LOSS) PER DILUTED COMMON SHARE	$0.39		$(0.89)		$1.31		$(0.14)

SHARES USED IN DILUTED CALCULATION (e)	730.3		730.2		731.2		736.4

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.
(b)	LIFO charges of $0.5 and $17.9 were recorded in the fourth quarter of 2005 and 2004, respectively. For the year-to-date period, LIFO charges of $27.4 and $48.8 were recorded in 2005 and 2004, respectively.
(c)	An impairment charge totaling $903.8, pre-tax, was recorded in the fourth quarter of 2004, as a result of the Company’s annual review of goodwill for impairment.
(d)	Year-to-date 2004 includes a $24.7 debt prepayment premium on the call of $750.0, 7.375% bonds.
(e)	For the quarter and year ended January 29, 2005, there were options outstanding that were excluded from the calculation of diluted earnings per share because their inclusion would have had an anti-dilutive effect on the loss per share.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 28, 2006	January 29, 2005
ASSETS
Current Assets
Cash	$132.8	$144.1
Cash - Temporary investments	62.6	—
Store deposits in-transit	503.2	506.4
Receivables	686.1	827.7
Inventories	4,485.7	4,356.2
Prepaid and other current assets	596.0	571.2

Total current assets	6,466.4	6,405.6

Property, plant and equipment, net	11,364.6	11,496.5
Goodwill, net	2,192.3	2,190.6
Other assets	459.2	398.0

Total Assets	$20,482.5	$20,490.7

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$554.4	$71.0
Accounts payable	3,550.4	3,597.4
Accrued salaries and wages	741.6	659.0
Deferred income taxes	217.2	286.3
Other current liabilities	1,651.5	1,721.8

Total current liabilities	6,715.1	6,335.5

Long-term debt including capital leases and lease-financing obligations
Long-term debt, at face value	6,651.0	7,829.8
Adjustment to reflect fair value interest rate hedges	27.3	69.9

Long-term debt including capital leases and lease-financing obligations	6,678.3	7,899.7

Deferred income taxes	842.6	840.8
Other long-term liabilities	1,856.3	1,796.1

Total Liabilities	16,092.3	16,872.1

Shareowners’ equity	4,390.2	3,618.6

Total Liabilities and Shareowners’ Equity	$20,482.5	$20,490.7

Total common shares outstanding at end of period	722.7	728.9
Total diluted shares year to date	731.2	736.4

Note:	Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR TO DATE
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$958.0	$(104.2)
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,265.3	1,255.6
LIFO charge	27.4	48.8
Goodwill impairment charge	—	861.0
Deferred income taxes	(63.2)	229.5
Other	38.3	58.8
Changes in operating assets and liabilities, net of effects of acquisitions:
Store deposits in-transit	3.3	72.2
Receivables	(19.1)	13.4
Inventories	(157.0)	(236.1)
Prepaid expenses	31.5	(31.2)
Accounts payable	(79.8)	166.7
Accrued expenses	161.8	104.3
Income tax payables and receivables	199.9	(85.7)
Contribution to company sponsored pension plan	(300.0)	(35.0)
Other long-term liabilities	110.8	11.4

Net cash provided by operating activities	2,177.2	2,329.5

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,306.5)	(1,614.6)
Proceeds from sale of assets	69.2	86.3
Other	(42.1)	(79.0)

Net cash used by investing activities	(1,279.4)	(1,607.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	13.8	614.8
Proceeds from lease-financing transactions	76.0	6.0
Payments for long-term debt	(102.9)	(1,009.8)
Borrowings (payments) on bank revolver	(694.3)	—
Proceeds from issuance of common stock	77.6	25.4
Treasury stock purchases	(251.8)	(318.7)
Increase (decrease) in book overdrafts	35.1	(25.2)
Other	—	(29.5)

Net cash used by financing activities	(846.5)	(737.0)

NET INCREASE (DECREASE) IN CASH	51.3	(14.8)
CASH AT BEGINNING OF YEAR	144.1	158.9

CASH AT END OF QUARTER	$195.4	$144.1

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$520.8	$589.8
Cash paid during the year for income taxes	$430.6	$206.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER
	2005	2004
INCLUDING FUEL CENTERS	$13,261.5	$12,491.4
EXCLUDING FUEL CENTERS	$12,518.4	$11,954.5

INCLUDING FUEL CENTERS	6.2%	2.1%
EXCLUDING FUEL CENTERS	4.7%	0.8%

COMPARABLE SUPERMARKET SALES (b)

	FOURTH QUARTER
	2005	2004
INCLUDING FUEL CENTERS	$13,557.9	$12,712.3
EXCLUDING FUEL CENTERS	$12,787.0	$12,170.2

INCLUDING FUEL CENTERS	6.7%	2.6%
EXCLUDING FUEL CENTERS	5.1%	1.2%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters and is not scheduled to be closed.
(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations, and is not scheduled to be closed.

Table 5. Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity. Management believes net total debt is an important measure of liquidity. Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the fourth quarter of 2005 to the balances in the fourth quarters of 2004 and 1999.

	January 28, 2006	January 29, 2005	Change	January 29, 2000	Change
Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$554.4	$71.0	$483.4	$591.5	$(37.1)
Long-term debt, at face value, including capital leases and lease-financing obligations	6,651.0	7,829.8	(1,178.8)	8,422.5	(1,771.5)
Adjustment to reflect fair value interest rate hedges	27.3	69.9	(42.6)	—	27.3

Total debt	$7,232.7	$7,970.7	$(738.0)	$9,014.0	$(1,781.3)
Temporary cash investments	(62.6)	—	(62.6)	—	(62.6)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	(300.1)	(300.0)	(0.1)	(200.0)	(100.1)

Net total debt	$6,870.0	$7,670.7	$(800.7)	$8,745.2	$(1,875.2)